Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports First Quarter Results

April 26, 2010. Chicopee Bancorp, Inc. (the “Company”) (NASDAQ—CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three months ended March 31, 2010.

The Company reported a net loss for the three months ended March 31, 2010 of $50,000, or ($0.01) loss per share, as compared to a net profit of $114,000, or $0.02 earnings per share, for the same period in 2009. The decrease in net income was primarily due to an increase in the provision for loan losses of $179,000 and an increase in non-interest expense of $298,000, partially offset by an increase of $391,000, or 10.4%, in net interest income for the three months ended March 31, 2010 compared to the three months ended March 31, 2009.

The increase in the loan loss provision for the quarter ended March 31, 2010 compared to the same quarter in 2009, primarily resulted from an increase in specific reserves and growth in the commercial and industrial portfolio. Non-interest income, decreased $79,000, or 11.5%, to $607,000 for the three months ended March 31, 2010 compared to $686,000 for the three months ended March 31, 2009. The decrease in non-interest income was due to an $116,000 decrease in net loan sales and servicing resulting from significantly reduced residential real estate refinancing volume in the first three months of 2010. Residential loan volume was at record levels for the Company during the quarter ended March 31, 2009. The Company also reported a $13,000 non-cash charge for an other-than-temporarily impaired security in the first quarter of 2010. These decreases in non-interest income were offset by a $95,000, or 28.4%, increase in service charges, fees and commissions during the period. For the three months ended March 31, 2010, non-

interest expense increased $298,000, or 7.0%, to $4.5 million from $4.2 million at March 31, 2009. The increase in non-interest expense was mainly due to an increase in FDIC insurance expense of $198,000 and an increase of $184,000 in salaries and employee benefits.

The Company’s total assets increased $1.6 million, or 0.3%, from $544.2 million at December 31, 2009 to $545.8 million at March 31, 2010. Net loans increased $2.2 million, or 0.5%, from $424.7 at December 31, 2009 to $426.8 million at March 31, 2010. Commercial and industrial loans increased $3.6 million, or 5.2%, from $68.5 million to $72.1 million, construction loans increased $1.2 million, or 3.3%, from $38.3 million at December 31, 2009 to $39.6 million at March 31, 2010. These increases were partially offset by a decrease in commercial real estate loans of $1.8 million, or 1.4%, and a decrease in one- to four-family residential of $2.4 million, or 1.6%. The decrease in one- to four-family residential loans was primarily due to prepayments and refinancing activity attributed to the decline in interest rates to historically low levels. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company sold $3.4 million of fixed rate residential real estate loans originated in the first quarter of 2010 to the secondary market with servicing rights retained.

The investment portfolio increased by 5.4%, or $3.4 million, from $63.5 million at December 31, 2009 to $66.9 million at March 31, 2010. The portfolio consists of $537,000 in available-for-sale securities and $66.3 million in held-to-maturity securities. The increase in the investment portfolio was concentrated in the held-to-maturity portfolio which increased $3.4 million, or 5.3%, to $66.3 million due to the purchase of a $10.0 million tax-exempt industrial revenue bond and purchases of $3.4 million in U.S. Treasury securities, partially offset by maturities of U.S. Treasury securities of $9.7 million and pay downs of collateralized mortgage obligations and bonds of $363,000.

Financial highlights include:

•

Total deposits decreased $13.9 million, or 3.8%, from $365.5 million at December 31, 2009 to $351.6 million at March 31, 2010. During the period certificate of deposits decreased $12.5 million, or 6.0%, and demand deposits decreased $5.2 million, or 12.2%, offset by an increase of $2.1 million, or 4.8%, in passbooks and $1.6 million, or 3.0%, in money market accounts. The decrease in certificate of deposits was concentrated in municipal accounts due to the fluctuation in their operating cash flow cycle.

•

Borrowings, including repurchase agreements of $18.4 million and Federal Home Loan Bank (“FHLB”) advances of $80.9 million, increased by $15.2 million, or 18.1%, to $99.3 million at March 31, 2010, compared to $84.1 million at December 31, 2009. Due to the low interest rate environment, the Company was able to obtain lower cost longer-term advances from the FHLB. The average weighted remaining maturity and weighted average rate of the advances are 4 years and 2.69%, respectively.

•

Total stockholders’ equity increased $411,000, or 0.4%, to $94.6 million at March 31, 2010 from $94.2 million at December 31, 2009. At March 31, 2010, the Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under applicable federal banking regulations with a capital to total asset ratio of 17.3%. Our capital management strategies have allowed us to increase our book value per share by $0.07, from $14.76 at December 31, 2009 to $14.83 at March 31, 2010.

•

Non-performing assets decreased slightly by $37,000 from December 31, 2009 to March 31, 2010, but remained relatively consistent at $4.9 million, or 0.90%, as a percentage of total assets. Non-performing assets included $80,000 of other real estate owned at March 31, 2010 and December 31, 2009. Non-performing loans as a percentage of total loans decreased from 1.13% at December 31, 2009 to 1.11% at March 31, 2010.

•

The loan loss provision for the first quarter of 2010 was $273,000, as compared to $94,000 for the first quarter of 2009. The allowance for loan loss for the three months ended March 31, 2010 and March 31, 2009 was $4.3 million and $3.4 million, respectively. Management reviews the level of the allowance for loan losses on a monthly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified assets, general economic conditions and other factors related to the collectability of the loan portfolio. The increase in the loan loss provision at March 31, 2010 compared to March 31, 2009 primarily resulted from growth in the commercial and industrial portfolio and an increase in specific reserves due to the general economic conditions.

•

Net interest income and margin remained strong during the quarter, due to continued proactive balance sheet management that resulted in lower funding costs and mitigated the impact of historically low market rates on asset yields. Net interest income increased to $4.2 million for the quarter ended March 31, 2010 from $3.8 million for the quarter ended March 31, 2009, an increase of 10.4%. As a result of the continued low interest rate environment, the average cost of interest-bearing liabilities decreased 36 basis points to 2.01% at March 31, 2010 from 2.37% at March 31, 2009 while the average yield on interest-earning assets decreased 14 basis points from 5.20% to 5.06% for the same period. The net interest margin improved 22 basis points from 3.21% at March 31, 2009 to 3.43% at March 31, 2010. We will continue to monitor the cost of funds in an effort to protect the net interest margin during this unprecedented low interest rate environment.

Although we reported a net loss for the quarter, we are encouraged by the stability in asset quality and the prospects for improved performance for the remainder of 2010. The banking industry continues to feel the pressure of the economy and is faced with increased costs associated with FDIC insurance expense and increased loan loss provisions. We believe that we are on the right track with positive trends in performance and problem assets. Our core earnings remain positive driven largely by our lower cost of funds as we continue to position ourselves for a return to stronger performance as the economy improves.

While non-performing assets as a percentage of total assets remained at 0.90% at December 31, 2009 and March 31, 2010 and net loan charge-offs to date remain relatively low at 0.01% of average loans, we felt it was prudent to continue to fund our provision for loan losses and allocate specific reserves due to the ongoing difficult economic conditions. We increased the allowance for loan losses by 26.0% from $3.4 million at March 31, 2009 to $4.3 million at March 31, 2010. The provision for loan losses increased by $179,000, or 190.4%, from March 31, 2009 to March 31, 2010. Management is committed to preserving asset quality and focused on diligently reducing problem loans as they arise. We have been proactive in our efforts to promptly identify and resolve non-performing assets during these challenging times.

We have taken steps to protect our strong capital position, preserve liquidity and improve the net interest margin in a historically low interest rate environment. Over the last year, we have focused on replacing and succeeding our higher-cost funding with lower cost, longer-term funding sources. Due to this success, we have managed to reduce the overall funding costs to mitigate the impact of lower asset yields. As we approach the second quarter of 2010, we have attempted to better position the balance sheet for the long-awaited increase in interest rates.

With the uncertainty in the current economy, we believe that Chicopee Savings Bank is well-positioned and well capitalized to weather this financial storm and prosper in the future. We are committed to providing new loans to businesses and consumers, and our lenders continue to work aggressively to meet the borrowing needs of the communities we serve. We will continue to evaluate opportunities to expand our customer base and grow the company in a disciplined manner taking into consideration the value of the bank’s capital in the current environment.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, South Hadley, Ware, and West Springfield in Western Massachusetts, and lending and operations center. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars In Thousands)

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Cash and due from banks	$6,888	$9,757
Short-term investments	—	16
Federal funds sold	9,179	10,302

Total cash and cash equivalents	16,067	20,075

Securities available-for-sale, at fair value	537	503
Securities held-to-maturity, at cost (fair value $66,443 and $63,130 at March 31, 2010 and December 31, 2009, respectively)	66,347	62,983
Federal Home Loan Bank stock, at cost	4,489	4,306
Loans, net of allowance for loan losses ($4,303 at March 31, 2010 and $4,077 at December 31, 2009)	426,821	424,655
Loans held for sale	621	534
Other real estate owned	80	80
Mortgage servicing rights	306	297
Bank owned life insurance	12,717	12,610
Premises and equipment, net	10,524	10,652
Accrued interest and dividends receivable	1,668	1,629
Deferred income tax asset	2,095	2,112
FDIC prepaid insurance expense	1,688	1,900
Other assets	1,805	1,814

Total assets	$545,765	$544,150

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing	$37,432	$42,629
Interest-bearing	314,161	322,869

Total deposits	351,593	365,498

Securities sold under agreements to repurchase	18,435	20,422
Federal Home Loan Bank of Boston advances	80,907	63,675
Accrued expenses and other liabilities	247	383

Total liabilities	451,182	449,978

Stockholders’ equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at March 31, 2010 and December 31, 2009)	72,479	72,479
Treasury stock, at cost (1,060,438 shares at March 31, 2010 and 1,060,338 shares at December 31, 2009)	(13,953)	(13,951)
Additional paid-in-capital	1,916	1,765
Unearned compensation (restricted stock awards)	(2,062)	(2,269)
Unearned compensation (Employee Stock Ownership Plan)	(4,687)	(4,761)
Retained earnings	40,793	40,843
Accumulated other comprehensive loss	97	66

Total stockholders’ equity	94,583	94,172

Total liabilities and stockholders’ equity	$545,765	$544,150

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except for Number of Shares and Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Interest and dividend income:
Loans, including fees	$5,918	$5,898
Interest and dividends on securities	261	203
Other interest-earning assets	5	4

Total interest and dividend income	6,184	6,105

Interest expense:
Deposits	1,487	1,880
Securities sold under agreements to repurchase	27	59
Other borrowed funds	518	405

Total interest expense	2,032	2,344

Net interest income	4,152	3,761
Provision for loan losses	273	94

Net interest income, after provision for loan losses	3,879	3,667

Non-interest income:
Service charges, fees and commissions	430	335
Loan sales and servicing, net	83	199
Net gain on sales of securities available-for-sale	—	36
Other than temporary impairment charge	(13)	—
Income from bank owned life insurance	107	116

Total non-interest income	607	686

Non-interest expenses:
Salaries and employee benefits	2,536	2,352
Occupancy expenses	429	468
Furniture and equipment	268	278
FDIC insurance assessment	221	23
Data processing	279	279
Professional fees	125	125
Advertising	125	110
Stationery, supplies and postage	89	106
Other non-interest expense	464	497

Total non-interest expense	4,536	4,238

Income (loss) before income taxes	(50)	115
Income tax expense (benefit)	—	1

Net income (loss)	$(50)	$114

Earnings (loss) per share: (1)
Basic	($0.01)	$0.02
Diluted	($0.01)	$0.02
Adjusted weighted average shares outstanding:
Basic	5,726,836	5,741,744
Diluted	5,726,836	5,741,744

(1)	Common stock equivalents are excluded from the computation of diluted net loss per share for the three months ended March 31, 2010, since the inclusion of such equivalents would be anti-dilutive.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Performance Ratios:
Return on Average Assets	-0.04%	0.09%
Return on Average Equity	-0.21%	0.49%
Interest Rate Spread	2.87%	2.83%
Net Interest Margin	3.05%	3.21%
Non-Interest Expense to Average Assets	3.43%	3.27%
Efficiency Ratio	95.31%	95.30%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	123.05%	119.70%
Average Equity to Average Assets	17.43%	17.95%

	At March 31,	At December 31,
	2010	2009
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.00%	0.95%
Allowance for loan losses as a percent of total nonperforming loans	89.52%	84.17%
Net charge-offs to average outstanding loans during the period	0.01%	0.04%
Nonperforming loans as a percent of total loans	1.11%	1.13%

Other Data:

Number of Offices	9	9

(1)	Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.